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                     F O R   I M M E D I A T E   R E L E A S E


CONTACT:             Barry Susson                 Tom Ryan
-------              Chief Financial Officer      (203) 222-9013
                     (215) 676-6000 x362

                                 OR

OF:                  Deb Shops, Inc.              Integrated Corporate Relations
---                  9401 Blue Grass Road         24 Post Road East
                     Philadelphia, PA  19114      Westport, CT  06880

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         DEB SHOPS, INC. REPORTS SALES FOR JANUARY, THE FOURTH QUARTER
                    AND THE FULL YEAR ENDED JANUARY 31, 2005


Philadelphia - February 3, 2005 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales decreased 0.1% for the month ended January 31, 2005. Comparable store sales increased 1.8% for the fourth quarter and increased 1.0% for fiscal 2005.

For the month ended January 31, 2005, total sales decreased 0.4% to $19.3 million from $19.4 million for the month ended January 31, 2004. For the fourth quarter, total sales increased 2.0% to $83.1 million compared to $81.5 million for the prior year quarter. For fiscal 2005, total sales increased 1.6% to $304.0 million from $299.1 million for fiscal 2004.

The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar. During the month of January 2005, there were four Fridays compared to five Fridays in January 2004.

For fiscal year 2006, Deb Shops, Inc. will report monthly sales according to the following calendar:

       Month End                             Reporting Date
       ---------                             --------------
       February 2005                         March 3, 2005
       March 2005                            April 7, 2005
       April 2005                            May 5, 2005
       May 2005                              June 2, 2005
       June 2005                             July 7, 2005
       July 2005                             August 4, 2005
       August 2005                           September 8, 2005*
       September 2005                        October 6, 2005
       October 2005                          November 3, 2005
       November 2005                         December 8, 2005*
       December 2005                         January 5, 2006
       January 2006                          February 2, 2006

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 323 specialty apparel stores in 41 states under the DEB and Tops `N Bottoms names.